Exhibit 99
News Release

For Immediate Release

Contact Information:

Investors:	Media:
Alan Magleby	Mary Athridge
(410) 454-5246	(212) 805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

Shanda Group Plans to Increase Stake to Up to 15% of Legg Mason’s Common Stock as Part of Long Term Strategic Investment

Agreement to Invest at Least $500 Million in Legg Mason Affiliate Products and Name up to Two Members of Legg Mason’s Board of Directors

Baltimore, Maryland — December 19, 2016 — Legg Mason Inc., [NYSE:LM], today announced an agreement with Shanda Group, Legg Mason’s largest shareholder, that includes a commitment to appoint Tianqiao Chen, Chairman and CEO of Shanda Group and a well-known technology entrepreneur in Asia, and Robert Chiu, President of Shanda Group and an executive with 25 years of international financial and technology experience, to its Board of Directors by June 1, 2017. Mr. Chen will be joining the Board as the Vice Chairman. In that capacity, Mr. Chen will lead Shanda’s efforts to assist Legg Mason in technology innovation, as well as business development and brand building in Asia, and China in particular. It is expected that Mr. Chen will also sit on the Nominating and Corporate Governance Committee, subject to satisfying applicable independence requirements under applicable law or listing rules.

The agreement contemplates Shanda Group purchasing additional shares of Legg Mason common stock in the future to increase its investment up to 15% of outstanding common stock, subject to market conditions and other considerations. The agreement also provides that Shanda Group will not acquire more than 15% of the outstanding common stock or initiate certain transactions or actions including proxy solicitations during a three year period.

After spending a significant amount of time with Legg Mason’s investment affiliates, Shanda Group agreed to invest at least $500 million in investment products with Legg Mason affiliates. Shanda Group has also pledged to make a meaningful contribution to Legg Mason’s charitable foundation.

Shanda Group is Legg Mason’s largest shareholder, owning approximately 10% of the Company’s outstanding common stock. Shanda Group is a global private investment firm with a long term investment horizon, seeking investments in industry leaders and truly innovative technologies and business models. It makes investments across public market equity, fixed income and commodities, private equity and venture capital, and real estate.

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Legg Mason will continue to work closely with Shanda Group to leverage its expertise in technology and to access retail and institutional markets in Asia, two important focus areas of growth for Legg Mason.

Joseph A. Sullivan, Chairman and CEO of Legg Mason, said: “We have gotten to know the team at Shanda Group over the last eight months, and believe Mr. Chen and Mr. Chiu will be excellent resources for Legg Mason as members of our Board of Directors. As we work to enhance the Company’s ability to serve our global investors, we find their expertise in important areas of growth to be invaluable.   Shanda’s plan to invest a significant amount of capital in the investment products of Legg Mason affiliates demonstrates, in a very meaningful way, Shanda’s conviction in Legg Mason.”

Tianqiao Chen, Chairman and CEO of Shanda Group, said: “Since investing in Legg Mason, we have strongly supported its strategy of offering investors diversified choices for investment strategies, product types, geography, and client access that positions it for future growth. The management teams of Legg Mason and its investment affiliates have also impressed us with their investment expertise and proven results. Particularly as technology becomes an important component of serving clients, we believe that we can offer Legg Mason a helpful perspective with our own experience and resources. Shanda believes Legg Mason is well-positioned to enjoy continued success, and is delighted to have the opportunity to further strengthen our partnership.”

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Background – Tianqiao Chen
Tianqiao Chen is the founder of Shanda Group.  Widely recognized as a successful and innovative entrepreneur globally, he has been credited with having pioneered and built the online game and online literature industries in China.  Over the past 17 years, three of Shanda Group’s subsidiaries were listed on NASDAQ and one on KOSDAQ. Shanda Group has now been transformed into a global investment company, wholly-owned by Mr. Chen and his family.

Mr. Chen has been appointed to a number of government boards, most notably the National Committee of the Chinese People’s Political Consultative Conference where he has been a national member since 2008. He holds a Bachelor of Arts degree in Economics from Fudan University where he is also a member of the Board of Directors.  Mr. Chen and his wife Chrissy are active philanthropists.  They have been working closely with leading universities and research institutions worldwide to sponsor, support and develop fundamental research programs on brain science, in addition to their years of charitable contributions to support child education, medical and healthcare programs, disaster relief and other social causes in China.

Background - Robert Chiu
Robert Chiu joined Shanda Group in 2012 as the Group President with overall managerial responsibilities of all business units.  In addition, Robert is deeply involved in the Group’s philanthropic effort.  He was also the Chairman and CEO of Cloudary Corporation, the world’s largest Chinese-language original content platform between 2012 and 2014. Robert has played a pivotal role in the Group’s transformation to become a global investment company.

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Prior to Shanda, Robert served as Managing Director and Head of Asia Pacific Technology, Media and Telecom Investment Banking at Bank of America Merrill Lynch.  He has held several senior management positions at Morgan Stanley, Goldman Sachs and Nomura in their New York, Menlo Park and Hong Kong offices.  Robert began his career at IBM in 1992. Robert currently serves as a Vice Chairman of the Copyright Society of China.  In 2014, he was named the 2014 Economic Leader of China by China Economic Development Forum.  Robert holds a Master of Management degree from the Kellogg Graduate School of Management, Northwestern University, with a Fulbright scholarship in 1998.

About Legg Mason
Legg Mason is a global asset management firm with $707 billion in assets under management as of November 30, 2016. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

About Shanda Group
Shanda Group is a global private investment group founded in 1999. The group began as a pioneer in the online game industry and grew into one of the largest Internet conglomerates in China. Shanda Group has been transformed into a global professional investor in recent years with a strong sector focus in financial services, healthcare services, real estate and cutting edge technologies. Shanda Group is headquartered in Singapore with offices in Shanghai, Beijing, Hong Kong and Menlo Park.

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